Exhibit 5

Opinion and Consent of Kilpatrick Stockton LLP

Suite 3500 301 South College St. Charlotte NC 28202-6001 t 704 338 5000 f 704 338 5125 www.KilpatrickStockton.com

November 29, 2001

Speizman Industries, Inc.
701 Griffith Road
Charlotte, NC 28217

Re:          Speizman Industries, Inc. Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Speizman Industries, Inc. (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 155,000 shares (the "Shares") of the Company’s Common Stock, $0.10 par value, under the Company’s 2000 Equity Compensation Plan (the "Plan").

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plan. Based on such review, we are of the opinion that, if, as and when the shares of the Company’s common stock are issued and sold (and the consideration therefore received) pursuant to the Plan and the agreements which accompany each grant or award under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, /s/ Kilpatrick Stockton LLP Kilpatrick Stockton LLP